Exhibit 10.21

March 15, 2024

Charles Boynton Via Email

Dear Charles:

On behalf of Nextracker LLC, I am delighted to offer you the position of Chief Financial Officer, Band 6, working at our Fremont, CA facility. This position will be reporting to Dan Shugar, Chief Executive Officer. Upon accepting this offer, you will resign from Nextracker Inc.’s Board of Directors, effective immediately.

The specific details of the offer are as follows:

Base Salary:
The starting salary for this position is $600,000 per year annualized and paid bi- weekly ($23,076.92 gross bi-weekly salary according to Nextracker’s regular payroll schedule).

Short-Term Incentive Target:
Your annual Short-Term Incentive target will be 90% of your base salary. Actual payout level is dependent upon company performance, individual performance, and other provisions contained in the bonus plan, as determined by the Board of Directors (or an applicable committee thereof). In order to receive any payment of your short-term incentive bonus for any fiscal year, you must be actively employed with the Company as of the applicable payment date.

Fiscal 2025 Long Term Incentive Target:
For fiscal year 2025, the Company shall, subject to the approval of its Board of Directors (or an applicable committee of the Board of Directors), grant you an annual equity award with a target grant date value of $6,000,000 (as determined by the Company) to be evenly split between restricted stock units (RSUs) and performance stock units (PSUs).

These RSUs will vest over three years according to the following schedule: 30% on the first anniversary of grant date, 30% on the second anniversary of grant date, and 40% on the third anniversary of the grant date, in each case subject to your continued employment through the applicable vesting date. The PSUs will vest based on achievement of both service- and performance-based vesting conditions as set forth in the applicable equity award agreement.

nextracker.com
6200 Paseo Padre Parkway, Fremont, CA 94555
+1 510-270-2500

The RSUs/PSUs will be granted pursuant to and will be subject to the terms of the Nextracker Inc. Second Amended and Restated 2022 Equity Incentive Plan (as amended from time to time, the “Plan”), as well the applicable equity award agreement to be provided to you. In the event of any conflict or inconsistency between the terms of this offer letter and the Plan he your equity award agreement, the terms of the Plan and the equity award agreement will control.

Sign-On Bonus:
You will receive a one-time sign-on cash bonus of $2,000,000, subject to required deductions and withholdings. The bonus will be paid with the first regular payroll following your 1st month anniversary provided you are still employed by the Company.

You agree to reimburse the Company for the sign-on bonus should you (i) be terminated for gross misconduct or (ii) voluntarily terminate your employment with the Company, in either case during the first 24 months following your start date. Reimbursement to the Company will be made within thirty (30) days of termination and shall be made in accordance with the terms of the Repayment Agreement attached as Appendix A to this offer letter.

One Time New Hire Equity Award:
On or as soon as reasonably practicable following your start date, the Company shall, subject to the approval of its Board of Directors (or an applicable committee of the Board of Directors), grant you a one-time sign-on award of RSUs at a target grant date value of $6,500,000 (as determined by the Company).

These RSUs will vest ratably over three years according to the following schedule: 33% on the first anniversary of grant date, 33% on the second anniversary of grant date, and 34% on the third anniversary of the grant date, in each case subject to your continued employment through the applicable vesting date.

The RSUs will be granted pursuant to and will be subject to the terms of the Plan, as well as the applicable equity award agreement to be provided to you. In the event of any conflict or inconsistency between the terms of this offer letter and the Plan he your equity award agreement, the terms of the Plan and the equity award agreement will control.

Other Benefits:
As a regular employee, scheduled to work 36 or more hours per week, you will be eligible to participate in the TFA (Tracking Free Attendance) program, as in effect from time to time. As an official participant in this program, you will not be required to manage your PTO balance, maintain maximum accruals or log requested time off in Workday.

Other benefits applicable the first of the month following your date of hire include medical, dental, vision, life/accidental death, and dismemberment, short- and long-term disability, flexible spending accounts and a 401(k) plan (deferrals begin as soon as administratively possible once you enroll),

nextracker.com
6200 Paseo Padre Parkway, Fremont, CA 94555
+1 510-270-2500

in each case subject to the terms of such benefit plans or programs as may be in effect from time to time.

Confidentiality and At-Will Employment:
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer of employment, you are assuring us that you will be able to work for Nextracker, including within the guidelines just described, and that you are not subject to any restrictions with any prior employer that would prevent your from accepting this offer or fulfilling your obligations hereunder. Moreover, you realize as an employee of the Company you may create or have access to confidential information, trade secrets, processes, inventions, etc. belonging to the Company or third parties doing business with the Company. As such, you will be required to sign, as a condition of employment, an Employee Proprietary Information and Inventions, Confidentiality, and Non-Solicitation of Employees Agreement.

Your employment with the Company is “at-will”. This means that either you or the Company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The “at-will” nature of employment with Nextracker is an aspect of your employment that cannot be changed, except in writing signed by you and an officer of Nextracker. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. In addition, the Company has the right to take any personnel action (e.g., change of status, relocation, change of salary and benefits, etc.) at any time, for any lawful reason, with or without advance notice, with or without cause.

Your employment pursuant to this offer is contingent upon:

•     You completing Section 1 of the Form I-9 and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States which you will need to bring with you on your first day of employment.
•     Your execution of the company’s Confidential Information and Inventions
Agreement
•     The satisfactory completion of your background investigation by the
Company

Other Terms:
Personal data (including sensitive data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company or any associated company either by computer or manually for any purpose relating to the administration, management and operation of your employment, (including payment of wages and maintenance of attendance, performance and conduct records) or in relation to the Company's legal obligations or business needs.

nextracker.com
6200 Paseo Padre Parkway, Fremont, CA 94555
+1 510-270-2500

All payments made under this agreement will be made net of applicable tax withholdings and other deductions.

If you accept this offer, the terms described in this letter and the Confidential Information and Inventions Agreement shall be terms for your employment. This offer letter supersedes any other statements or promises made by any company representative. It contains the entire offer the Company is making to you. This agreement can only be modified by written agreement signed by you and an officer of the Company.

This offer expires on March 20, 2024. If accepted, we propose a mutually agreed upon start date in May of 2024.

If you agree with all the terms and conditions set forth in this letter, please sign below and return it to Jess Betcher at jbetcher@Nextracker.com. We look forward to your positive response and are very excited about your joining our Nextracker Team!

Sincerely,

Lance Turner
Chief Human Resources Officer

OFFER ACCEPTANCE

I understand all the terms and conditions in this offer letter, including those regarding the “at will” relationship and I accept this offer. I agree by signing below that the Company has made no other promises other than what is outlined in this letter and that it contains the entire offer the Company is making to me and I accept this offer.

/s/ Charles Boyton	3/17/24	5/17/24
Charles Boyton	Today's Date	Projected Start Date

nextracker.com
6200 Paseo Padre Parkway, Fremont, CA 94555
+1 510-270-2500

Appendix A
Sign-On Bonus Repayment Agreement

Must Be Signed This Agreement Prior to Receiving Sign-On Bonus

In return for Nextracker providing me with the Sign On bonus, I agree that the amounts received directly by me shall be considered conditional payments until I have completed 24 months of employment with Nextracker from the effective start date. If I voluntarily leave Nextracker or am terminated for gross misconduct before serving 24 months from my effective start date, I agree to promptly refund a pro-rated portion of the sign on bonus paid on my behalf based on the number of months I have remained employed with Nextracker. My signature below acknowledges that I have reviewed this information and fully understand the assistance to be provided to me.

Relocation to Termination Date	% Reimbursed by Transferee
1 month or less	100%
2-3 months	90%
4-5 months	80%
6-7 months	70%
8-9 months	60%
10-11 months	50%
12-13 months	40%
14-15 months	30%
16-17 months	25%
18-19 months	20%
20-21 months	15%
22-23 months	10%
Before the 24th month	5%

The signature on this agreement is considered authorization for Nextracker to withhold, if necessary and permissible, any such amount due from my salary or other accrued compensation and deduct the above amount from my last paycheck.

I understand that this agreement does not alter my status as an employee at will of Nextracker, and that my employment may be terminated at any time, with or without cause and with or without notice. In addition, I understand that if my employment with Nextracker ends before serving 24 months from my effective hire date, for whatever reason, that all benefits under this agreement will immediately cease.

/s/ Charles Boyton	Charles Boyton	3/17/24
Signature	Print Name	Date

nextracker.com
6200 Paseo Padre Parkway, Fremont, CA 94555
+1 510-270-2500